EXHIBIT 12
              BellSouth Telecommunications Inc.
          Computation Of Earnings To Fixed Charges
                    (Dollars In Millions)




                   For the
                     Six
                   Months       Year Ended December 31,
                    Ended
                  June 30,
                    1995    1994   1993  1992   1991   1990
1. Earnings

   (a) Income
from continuing
operations before  $1,983.1 $3,606.0  $2,034.1 $3,014.4  $2,722.5  $2930.1
deductions for
taxes and
interest

   (b) Portion of
rental expense
representative of
interest factor        36.8     80.3       79.7    86.5     74.8     88.2

     TOTAL         $2,019.9 $3,686.3   $2,113.8 $3,100.9  $2,797.3  $3,018.3


2. Fixed Charges

   (a) Interest      $297.3   $568.2     $586.2  $598.6     $649.8   $626.2


   (b) Portion of
rental expense
representative of
interest factor        36.8     80.3      79.7     86.5       74.8    88.2

     TOTAL
                     $334.1   $648.5    $665.9   $685.1     $724.6  $714.4


   Ratio (1
divided by 2)          6.05     5.68     3.17      4.53       3.86    4.23